Exhibit 10.8

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “First Amendment”) is made and entered into as of November 5, 2013, by and between PLAZA CENTER PROPERTY LLC, a Delaware limited liability company (“Landlord”), and BLUCORA, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease, dated July 13, 2012 (the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord 36,763 rentable square feet of space (the “Existing Premises”) located on the eighth (8th) and ninth (9th) floors of the building located at 10900 NE 8th Street, Bellevue, Washington (the “Building”).

B. Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease, unless expressly superseded by the terms of this First Amendment.

2. Expansion Premises. Effective as of the “Expansion Premises Commencement Date,” as that term is defined in Section 3, below, the “Premises,” as that term is defined in the Lease, shall include the Existing Premises and 2,753 rentable square feet of space located on the eighth (8th) floor of the Building known as Suite 820, as set forth on Exhibit A attached hereto (the “Expansion Premises”). The rentable square footage of the Expansion Premises shall be as set forth herein and shall not be subject to remeasurement or modification. Except as specifically set forth in the Lease, as amended hereby, including the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant shall accept the Expansion Premises in its existing, “as is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant’s business, except as set forth in the Lease, as amended (including the Tenant Work Letter).

3. Expansion Term. The term of Tenant’s lease of the Expansion Premises shall commence upon the date (the “Expansion Premises Commencement Date”) that is the earlier to occur of (i) the date Tenant commences the conduct of business in any portion of the Expansion Premises, and (ii) the date on which Landlord delivers possession of the Expansion Premises to Tenant, and shall continue through and include the Lease Expiration Date (which is September 30, 2020), unless the Lease, as amended by this First Amendment, is sooner terminated or extended as provided in the Lease. Landlord shall deliver the Expansion Premises to Tenant within one (1) business day following the date of the full execution and unconditional delivery of this First Amendment by Landlord and Tenant. The term of Tenant’s lease of the Expansion Premises, commencing as of the Expansion Premises Commencement Date and continuing through and including the Lease Expiration Date, shall be referred to herein as the “Expansion Term”.

4. Rent.

4.1 Base Rent.

4.1.1 In General. During the Expansion Term, Tenant shall pay monthly Base Rent for the Expansion Premises in the amounts set forth below, in accordance with the terms of the Lease.

Period During Expansion Term	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
Expansion Premises Commencement Date – 6/30/14	$7,685.46	$33.50
7/1/14 – 9/30/14	$7,914.88	$34.50
10/1/14 – 9/30/15	$8,144.29	$35.50
10/1/15 – 9/30/16	$8,373.71	$36.50
10/1/16 – 9/30/17	$8,603.13	$37.50
10/1/17 – 9/30/18	$8,832.54	$38.50
10/1/18 – 9/30/19	$9,061.96	$39.50
10/1/19 – 9/30/20	$9,291.38	$40.50

4.1.2 Abated Base Rent. Notwithstanding anything in Section 4.1.1, above, to the contrary, provided that Tenant is not in default of the Lease, as amended hereby, after the expiration of any applicable notice and cure period, Tenant shall not be obligated to pay the monthly Base Rent attributable to the Expansion Premises for period commencing as of the Expansion Premises Commencement Date and continuing until June 30, 2014. Section 3.2 of the Lease shall be inapplicable in connection with Tenant’s lease of the Expansion Premises.

4.2 Tenant’s Share of Direct Expenses. During the Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses with respect to the Expansion Premises in accordance with the terms of the Lease, provided that, notwithstanding anything in the Lease to the contrary, with respect to the Expansion Premises, (i) the Base Year shall be the calendar year 2014, and (ii) Tenant’s Share shall equal 0.7966%.

4.3 Prepaid Rent. Upon Tenant’s execution of this First Amendment, Tenant shall pay to Landlord an amount equal to $7,914.88, which amount shall be applied to the first Base Rent payable by Tenant with respect to the Expansion Premises pursuant to the terms of the Lease, as amended hereby.

5. Parking. During the Expansion Term, in connection with Tenant’s lease of the Expansion Premises, notwithstanding the terms of Section 9 of the Summary, Tenant shall have the right, but not the obligation, to lease eight (8) unreserved parking passes in the Project parking facility (the “Expansion Parking Passes”), subject to and in accordance with the terms of Article 28 of the Lease, including, without limitation, the obligation of Tenant to pay the Parking Charge (at the rate applicable from time to time to Tenant’s parking passes provided in connection with the Existing Premises), plus any applicable taxes, with respect to the Expansion Parking Passes.

6. Tenant Termination Right. Landlord and Tenant hereby acknowledge and agree that the termination right provided to Tenant under Section 2.3 of the Lease shall apply to all (and not less than all) of the Premises (including the Existing Premises and the Expansion Premises). Notwithstanding anything in Section 2.3 of the Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that the “Termination Fee” shall be deemed to equal $1,669,285.15. The foregoing Termination Fee shall not be subject to modification or recalculation.

7. Exhibit A to Lease. Landlord and Tenant hereby acknowledge and agree that page 2 of Exhibit A to the Lease (i.e., the outline of the portion of the Premises located on the 9th floor of the Building) is hereby deleted and is replaced with Exhibit C to this First Amendment.

8. Brokers. Landlord and Tenant hereby warrant to each other that, other than CAC Group, Inc. and Kidder, Mathews & Segner, Inc. (collectively, the “Brokers”), they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 8 shall survive the expiration or earlier termination of the Lease, as hereby amended.

9. Counterparts. This First Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this First Amendment, and all such counterparts together shall constitute one and the same First Amendment.

10. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:

PLAZA CENTER PROPERTY LLC, a Delaware limited liability company

By:	/s/ Jeremy B. Fletcher
Jeremy B. Fletcher,
Senior Managing Director

“TENANT”:

BLUCORA, INC., a Delaware corporation

By:	/s/ Eric Emans

Its: CFO